SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
June 4, 2008
(Date of Report; Date of Earliest Event Reported)
BORDERS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan	1-13740	38-3294588

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
100 Phoenix Drive, Ann Arbor, MI 48108
(Address of Principal Executive Offices)
734-477-1100
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement
On June 4, 2008, Borders Group, Inc. (the “Company “) entered into a Sale and Purchase Agreement (the “Agreement”) with Spine Newco (NZ) Limited and Spine Newco Pty Ltd (the “Purchasers”), newly formed companies affiliated with Whitcoulls Group Holdings Pty Limited (“ARW”), pursuant to which the Company agreed to sell all of the outstanding shares of Borders Australia Pty Limited, Borders New Zealand Limited and Borders Pte. Ltd (collectively, the “Subject Subsidiaries”) to the Purchasers. Funds managed by Pacific Equity Partners Pty Limited (“PEP”) are the principal shareholders of ARW, a leading bookseller in Australia and New Zealand. The following is a summary of the principal terms of the Agreement:
1.	The Purchasers will pay the following consideration to the Company:
a.	a cash payment of $90.8 million at closing, subject to a final purchase price adjustment to reflect changes in working capital.

b.	a deferred payment of $4.8 million, payable on or about January 1, 2009 if certain actual operating results for fiscal 2008 exceed a specified level, approximating 2007 results; and

c.	a deferred payment of up to $9.6 million payable on or about March 31, 2009 if certain actual operating results for fiscal 2008 exceed a specified level.
2.	The Agreement does not contain any closing conditions, and closing is to occur on or about June 10, 2008.

3.	The Agreement contains customary representations, warranties and indemnification provisions.

4.	Pursuant to the Agreement, the Company, either directly or through its affiliates, will enter into the following ancillary arrangements with the Purchasers and their affiliates:
a.	a Brand License Deed pursuant to which, subject to the terms of such Agreement, the Company will grant to the Purchasers (for no additional cost), perpetual licenses relating to the exclusive use of the Borders trademarks in Borders stores in Australia, New Zealand and Singapore.

b.	a Transition Services Agreement (the “TSA”) pursuant to which the Company will provide certain services to the Purchasers for a period of up to 12 months following the closing. The fees to be paid for such services, which will be up to approximately $2.3 million dependent upon the period for which the services are required, are intended to recover the cost of providing the services. In addition, under the agreement the Company will receive certain support services from the Subject Subsidiaries for a period of up to 9 months, up to approximately $0.2 million dependent upon the period for which the services are required.

c.	a Purchasing Agreement pursuant to which the Company shall be required, subject to the terms of the agreement, to provide products to the Purchasers for up to 10 years following the closing. The purchase price for products supplied under the agreement will be the Company’s costs plus a mark-up of 3% in years 1 through 3 and 8% thereafter.
5.	The Company has four outstanding lease guarantees relating to the Subject Subsidiaries and will have a contingent liability after the sale for those leasehold obligations. The Company did not guarantee the remaining leases of the Subject Subsidiaries, which remain obligations of those entities.
The amounts set forth above are shown in US dollars and, where applicable, are based upon current exchange rates.

The foregoing descriptions of the Agreement, the Brand License Deed, the Transition Services Agreement and the Purchasing Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are filed as exhibits to this Report and are incorporated herein by reference.
ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
In connection with the agreements of June 4, 2008 described under Item 1.01 above, the Company has the contingent liabilities described in paragraphs 3 and 5 of Item 1.01 relating to Borders Australia Pty Limited, Borders New Zealand Limited and Borders Pte. Ltd., which are no longer affiliates of the Company. The following is information relating to the potential amounts of such liabilities:
1.	With respect to the contingent lease obligations described in paragraph 5 of Item 1.01 above, based upon current rents, taxes, common area maintenance charges and exchange rates, the maximum amount of potential future payments (undiscounted) is approximately $19.3 million. The Company expects to record a charge of approximately $0.9 million in connection with these contingent lease liabilities.

2.	With respect to the contingent tax obligations described in paragraph 3 of Item 1.01 above, the maximum amount of potential future payments (undiscounted) is approximately $7.2 million. The Company previously reserved for this item.
The amounts set forth above are shown in US dollars and, where applicable, are based upon current exchange rates.
ITEM 9.01 Financial Statements, ProForma Information and Exhibits.
Exhibits:
10.39	Sale and Purchase Agreement between Borders Group, Inc., A&R Whitcoulls Group Holdings Pty Limited, Spine Newco (NZ) Limited and Spine Newco Pty Limited.

10.40	Brand License Deed between Borders Properties, Inc. and Spine Newco Pty Limited.

10.41	Purchasing Agreement between Borders Group, Inc., Borders Australia Pty Limited, Borders New Zealand Limited, Borders Pte. Limited, Spine Newco Pty Limited, Spine Newco (NZ) Limited and A&R Witcoulls Group Holdings Pty Limited.

10.42	Transition Services Agreement between Borders International Services, Inc., Borders Australia Pty Limited, Borders New Zealand Limited, Borders Pte. Limited, Spine Newco Pty Limited, and Spine Newco (NZ) Limited.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Borders Group, Inc.
(Registrant)

Dated: June 6, 2008	By:	/s/ EDWARD W. WILHELM
Edward W. Wilhelm
Executive Vice President and
Chief Financial Officer
(Principal Financial and Accounting Officer)